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                                                          EXHIBIT 99.1

                              NEWS RELEASE
                              CONTACT:
                              WAYNE H. BENSON
                              President & Chief Executive Officer
                              -----------------------------------
                              FOR IMMEDIATE RELEASE
                              618-395-8676



     Olney, Illinois, October 3, 2000, Community Financial Corp.
(NASDAQ: CFIC).....Wayne H. Benson, President and CEO of Community
Financial Corp., announced today that the Company had received indications of interest in the purchase of one or more Illinois subsidiary banks. The indications of interest were received after the Company's investment banker, Professional Bank Services, Incorporated, solicited them. The subsidiary banks of the Company consist of MidAmerica Bank of St. Clair County with total assets of $29.6 million located in O'Fallon, American Bank of Illinois with total assets of $30.7 million located in Highland, and a branch in Pocahontas, Egyptian State Bank with total assets of $39.7 million located in Carrier Mills, with branches in Creal Springs and Stonefort, and Community Bank & Trust with total assets of $196.1 million located in Olney with branches in Lawrenceville, Fairfield, Newton, and Charleston. A definitive agreement has not been entered regarding any sale at this time.

     In a separate matter, the Company reported that a loan customer had been indicted by a federal grand jury as a participant in a multi-million dollar fraud scheme known as Omega Trust and Trading, Ltd. Part of the scheme alleged the use of the proceeds to invest in otherwise legitimate business which, in many cases, was partially financed with borrowed funds. The scheme included the sale of units in an alleged "off shore trading program". Units were priced at $100 a piece. The Company believes that during 1999, the proceeds of a number of the purchases were deposited in several financial institutions, including one owned by the Company. Following the indictment, a protective order was issued in an attempt by the government to recover properties purchased with the proceeds of the investment scheme. In the event the collateral is seized and the government is successful in its forfeiture, the Company anticipates sustaining a pretax loss of $1.5 million.

     Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A., American Bank of Illinois, Egyptian State Bank, and MidAmerica Bank of St. Clair County.